Exhibit 99.1

News for Immediate Release

Contact: Kenneth Klipper
Chief Financial Officer
The First Marblehead Corporation
800 Boylston Street, 34th FL
Boston, MA 02199
617.638.2065

First Marblehead’s Bank Subsidiary Completes the Sale of $39.8 million of Private Student Loans to RBS Citizens Financial Group, Inc.

BOSTON, MA, March 31, 2014 — The First Marblehead Corporation (NYSE: FMD) today announced that on March 28, 2014 its subsidiary Union Federal Savings Bank sold a portfolio of private student loans with an outstanding principal balance of approximately $39.8 million to RBS Citizens, N.A., a subsidiary of RBS Citizens Financial Group, Inc. (“RBSCFG”).  Sales proceeds totaled $43.1 million, including approximately $2.0 million in accrued interest.  Accordingly, the Company will recognize a gain on sale of approximately $1.4 million during the third quarter ending March 31, 2014.

As previously announced, in January 2014, the Company, Union Federal and RBSCFG entered into a loan purchase and sale agreement pursuant to which Union Federal agreed to sell to RBSCFG a portfolio of private student loans in two closings.  The sale that closed on March 28, 2014 was the first closing.  Union Federal expects to complete the second closing by June 30, 2014, at which time it expects to sell to RBSCFG approximately $6.6 million of partially disbursed loans outstanding as of December 31, 2013 plus accrued interest on the second closing date that become fully disbursed and continue to meet the eligible loan criteria on the second closing date.  In addition, Union Federal may sell to RBSCFG up to approximately $6.1 million of loans outstanding as of December 31, 2013 plus accrued interest that were not purchased by RBSCFG in the first closing and that meet the eligible loan criteria as of the second closing date.

About The First Marblehead Corporation First Marblehead helps meet the need for education financing by offering national and regional financial institutions and educational institutions the Monogram® platform, an integrated suite of design, implementation and credit risk management services for private label, customizable private education loan programs. For more information, please see www.firstmarblehead.com. First Marblehead supports responsible lending and is a strong proponent of the smart borrowing principle, which encourages students to access scholarships, grants and federally-guaranteed loans before considering private education loans; please see www.SmartBorrowing.org. Through its subsidiary, Union Federal Savings Bank, First Marblehead offers private education loans, residential and commercial mortgage loans and retail savings, money market and time deposit products. For more information, please see www.unionfsb.com. First Marblehead also offers outsourced tuition planning, billing, payment technology services and refund management services through its subsidiary Tuition Management Systems LLC. For more information, please see www.afford.com. Through its subsidiary, Cology LLC, First Marblehead offers private education loan processing and disbursement services as well as life-of-loan servicing for lenders. For more information, please see www2.cology.com.

About RBS Citizens Financial Group, Inc. RBS Citizens Financial Group, Inc. is a $122 billion commercial bank holding company. It is headquartered in Providence, R.I., and through its subsidiaries has approximately 1,400 branches, over 3,500 ATMs and more than 18,000 colleagues. It operates a branch network in 12 states and has non-branch retail and commercial offices in more than 30 states. Its two bank subsidiaries are RBS Citizens, N.A., and Citizens Bank of Pennsylvania. They operate a branch network under the Citizens Bank brand in Connecticut, Delaware, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, Rhode Island and Vermont; and the Charter One brand in Illinois, Michigan and Ohio. RBSCFG is owned by RBS (the Royal Bank of Scotland Group plc).  RBSCFG’s website is citizensbank.com.

Statements in this press release regarding First Marblehead’s future financial and operating results and liquidity, including following the sale by Union Federal of the private student loans, the dollar volume of the loans sold in, and the timing of, the second closing of the loan sale transaction, as well as any other statements that are not purely historical, constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon our historical performance, and on our plans, estimates and expectations as of March 31, 2014. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future results, plans, estimates, intentions or expectations expressed or implied by us will be achieved. You are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, legislative, regulatory, competitive and other factors, which may cause our actual financial or operating results, disbursed loan volumes and resulting cash flows or financing-related revenues, or the timing of events, to be materially different than those expressed or implied by forward-looking statements. Important factors that could cause or contribute to such differences include: First Marblehead’s and RBSCFG’s ability to consummate the second closing of the loan sale transaction in a timely manner; satisfaction of conditions to the completion of the second closing of the loan sale transaction; other business effects, including the effects of industry, economic or political conditions outside of First Marblehead’s or RBSCFG’s control; and the other factors set forth under the caption “Part II– Item 1A. Risk Factors” in First Marblehead’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on February 10, 2014.  We specifically disclaim any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release, even if our estimates change, and you should not rely on those statements as representing our views as of any date subsequent to the date of this press release.